Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Jon C. Biro
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Alexandra Tramont/Matt Steinberg
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS, INC. NOMINATES NEW DIRECTOR

HOUSTON, TEXAS — July 12, 2012 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that at the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated I.T. Corley to fill the vacancy created by Mr. Larry J. Alexander’s upcoming retirement from the Board.

Mr. Corley’s qualifications to serve on the Board include his extensive finance and accounting experience, his management and operational experience as the President and Chief Executive Officer of Strategic Materials, Inc., a privately held recycling company, from its inception in 1995 until his retirement in 2009.  Additionally, from 1990 through 1995, Mr. Corley served as the Chief Financial Officer and Chief Operating Officer, and board member of the NYSE-listed predecessor entity to Strategic Materials, Inc.  Mr. Corley also served as a director of Apria Healthcare Group, Inc., an NYSE-listed public company, from 2003 through 2008, and he was the Chairman of the Audit Committee from 2006 until 2008.  Mr. Corley also serves on the board of the Container Recycling Institute and is a certified public accountant. Should he be elected at the upcoming Annual Meeting, he will be an independent director with broad knowledge in finance and extensive experience with financial and M&A related transactions.

Mr. Alexander will retire from the Board of Directors when his term expires at the Company’s 2012 Annual Meeting of Shareholders. He has served on the Company’s board since 1995 and currently serves as a member of the Board’s Audit Committee.

Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, “I’d like to thank Mr. Alexander for serving as a director of Consolidated Graphics over the past 17 years. He has made significant contributions to the growth and success of Consolidated Graphics.”

Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Toronto, and Prague, and Gero, Japan, Consolidated Graphics offers an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, Consolidated

Graphics provides the service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the world’s largest integrated digital footprint. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, Consolidated Graphics delivers end-to-end print production and management solutions that are based on the needs of our customers to improve their results. For more information, visit www.cgx.com.

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